                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-82448, 333-70633, 333-70641 and 33-70643 of The Buckle, Inc. on Form S-8 of
our report dated March 4, 2004, (April 18, 2005, as to the effect of Note B), which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement to correct the Company's accounting for tenant improvement allowances, rent holidays and straight-line rent under operating leases described in Note B, appearing in this amended Annual Report on Form 10-K/A of The Buckle, Inc. for the year ended January 31, 2004.

DELOITTE & TOUCHE LLP

Omaha, Nebraska
April 18, 2005